Exhibit 99.1

January 31, 2012

Mr. Albert Chao

President and Chief Executive Officer

Westlake Chemical Corp.

2801 Post Oak Boulevard

Houston, Texas 77056

Dear Albert:

I am writing to summarize the points made on our calls earlier today and yesterday. First, contrary to your public statements that we have refused to come to the table to negotiate in good faith, we remain willing to engage in discussions and share sensitive business information with you to demonstrate our view of the underlying intrinsic value of Georgia Gulf. What we require is that you enter into a standard confidentiality agreement and express a willingness to consider increasing your offer to reflect Georgia Gulfs true intrinsic value. We believe that you and your advisors’ indications that recent market prices have set the value our Board should be willing to accept for the entire company are illogical and continue to substantially undervalue Georgia Gulf.

Our Board has not in any way taken an “entrenched approach” as you have publicly claimed. As we have repeatedly made clear over the last several months, we are not seeking standstill provisions that would prevent you from either timely making a tender offer to Georgia Gulf stockholders or timely making nominations to the Georgia Gulf Board and soliciting proxies for this year’s annual meeting. Your statement that we have insisted on a standstill arrangement that would unreasonably restrain our stockholders’ ability to timely consider your proposal is simply not true. Likewise, our Board has demonstrated great flexibility to facilitate discussions with you and we strongly believe we have previously proposed a confidentiality agreement that fairly responds to the interests of both our companies. Yet you have not provided us with any reasonable explanation as to why our proposed confidentiality and standstill arrangement is unacceptable. Indeed, it is your continuing entrenched approach on this point that prevents discussions from moving forward.

We are ready and willing to enter into substantive good faith discussions with you if, but only if, you agree to enter into a confidentiality agreement as described above and you indicate you are open to increasing your price to reflect the Company’s true intrinsic value, which we view as well above prevailing stock market prices. Please do not hesitate to reach out to me again if you are willing to proceed on this basis.

Sincerely,

/s/ Paul D. Carrico
Paul D. Carrico President and Chief Executive Officer